CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion in the Annual Report on Form 40-F of Fairfax Financial Holdings Limited of our report dated March 4, 2005 relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders.

(Signed) “PricewaterhouseCoopers LLP”

March 4, 2005

PricewaterhouseCoopers refers to the Canadian firm of PricewaterhouseCoopers LLP and the other member firms of PricewaterhouseCoopers International Limited, each of which is a separate and independent legal entity.